Exhibit 99.1
_____________________


December 18, 2013

Dear Prospective Investor:

Accompanying this letter, please find a prospectus supplement and prospectus relating to a Preferred
Stock offering by Power REIT, as well as Power
REIT's December 2013 investor presentation. The offering of Preferred Stock is intended to allow Power
REIT to continue to acquire real property infrastructure assets and take other steps in support of its growth plans, which are intended to grow cash flow per share and create shareholder value.

At this time, Power REIT is seeking to reduce the costs of the Preferred Stock offering by making this investment opportunity available directly to prospective investors, including existing common shareholders of Power REIT. We believe an investment in Power REIT Preferred Stock in addition to common stock represents a compelling investment opportunity.

Additional information relating to an investment in Power
REIT is available on our website: www.pwreit.com, behind the buttons marked Preferred Stock Offering.

We would be happy to discuss your interest in investing.
You can contact us by emailing: ir@pwreit.com or calling: 212 750-0373.

We look forward to hearing from you.


Sincerely,



David H. Lesser
Chairman & CEO



Note: We have filed a registration statement (including the prospectus supplement and prospectus) with the Securities and Exchange Commission for the offering referred to above. Before you invest, you should read the prospectus supplement and prospectus, including the risk factors discussed in them and the information they incorporate by reference, and other documents we have filed with the SEC, for more complete information about us and the offering. You can get any or all of these documents for free by visiting EDGAR on the SEC website, at www.sec.gov, by visiting our website, at www.pwreit.com, or by emailing us at ir@pwreit.com. Alternatively, we will arrange to send you the documents you need if call us at 212-750-0373. Calls relating to the offering can be made collect.